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                                                                     EXHIBIT 8.1



                                 June 13, 1996

                                                                      20-101-029



SensorMedics Corporation
  and its Shareholders
22705 Savi Ranch Parkway
Yorba Linda, California 92687

Thermo Electron Corporation
81 Wyman Street
Waltham, MA 02254

         Re: Agreement and Plan of Merger dated June 13, 1996 by and among Thermo Electron Corporation, SMC Acquisition Corp. and SensorMedics Corporation

Ladies and Gentlemen:

         We have acted as counsel to SensorMedics Corporation, a California corporation ("SMC"), in connection with the above-referenced agreement (the "Agreement") and the transactions contemplated thereby. This opinion is delivered to you pursuant to Section 5.2(f) of the Agreement. Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings set forth in the Agreement. In order to formulate and render our opinion as set forth herein, we have examined the originals or copies, certified or otherwise identified, to our satisfaction, of the following:

         The Agreement (including all the Exhibits thereto);

         The Amended and Restated Articles of Incorporation and Bylaws, as amended, of SMC and its domestic Subsidiary; and

         The minutes of meetings of the Board of Directors and the Shareholders of SMC and the stock ledger book of SMC.
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SensorMedics Corporation
Thermo Electron Corporation
June 13, 1996
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         Additionally, we have relied upon the representations contained in the form of representation letters which we have requested that the SMC shareholders and SMC will execute and deliver to us and we have assumed that the SMC shareholders and SMC will execute and deliver to us such representation letters and will conduct their affairs in accordance therewith. Among the representations to be made by the SMC shareholders is a representation that they have no present plan or intention to sell or otherwise dispose of the Thermo Common Stock they will receive in the Merger. There can be no assurance that the shareholders of SMC will not, pursuant to a present plan or intention, sell or otherwise dispose of the Thermo Common Stock they receive in the Merger. If a sufficient amount of Thermo Common Stock is sold or otherwise disposed of by the SMC shareholders pursuant to a present plan or intention, then the Merger will be taxable to all of the shareholders of SMC who receive Thermo Common Stock in the Merger.

         We also have conferred with such officers and directors of SMC and have reviewed such corporate and other records, documents, certificates and other papers as we deemed necessary to render this opinion. We have assumed the due authorization, execution and delivery of any documents referred to herein by any party other than SMC, the genuineness of all signatures on original and certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

         Based upon the foregoing and subject to the qualifications and conditions expressed herein, we are of the opinion that:

         1. The Merger will qualify as a "reorganization" as defined in Code Sections 368(a)(1)(A) and 368(a)(2)(E).

         2. No gain or loss will be recognized by SMC as a result of the Merger.

         3. No gain or loss will be recognized by SMC shareholders who exchange all of their SMC Common Stock or SMC Series A Preferred Stock solely for Thermo Common Stock in the Merger. Shareholders who exercise dissenters' rights will recognize gain or loss upon the receipt of cash for their shares measured by the difference between the cash received and the

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SensorMedics Corporation
Thermo Electron Corporation
June 13, 1996
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basis of their stock, provided they own no shares of Thermo Common Stock.

         4. The aggregate basis of the Thermo Common Stock received by an SMC shareholder will be the same as the aggregate basis of such shareholder in the SMC Common Stock or SMC Series A Preferred Stock converted in the Merger.

         5. Except as noted below, the holding period of the Thermo Common Stock received by an SMC shareholder will include the period during which such shareholder held the SMC Capital Stock converted in the Merger, provided that such stock was held as a capital asset on the Effective Date. The holding period of the Thermo Common Stock received by a holder of SMC Series B Preferred Stock in exchange for SMC Common Stock that was received by the holder in conversion of the cumulative dividends on the SMC Series B Preferred Stock into SMC Common Stock will include only the holding period of the SMC Common Stock.

         6. An SMC shareholder who receives a cash payment in lieu of a fractional share of Thermo Common Stock will be treated as if such fractional share were distributed in the Merger and then redeemed by Thermo, and should recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the fractional share (which will be a pro rata portion of the shareholder's basis in the Thermo Common Stock received in the Merger), provided that such shareholder's SMC Common Stock is held as a capital asset on the Effective Date.

         7. No gain or loss for federal income tax purposes will be recognized by the holder of SMC Options to purchase shares of SMC Common Stock solely as a result of the conversion of such options into options to purchase Thermo Common Stock.

         We do not represent the individual holders of SMC stock. Holders of SMC Common Stock hare urged to consult with their tax advisers as to the effect under state, local and foreign income and other tax laws of the Merger.

         This opinion is rendered as of the date hereof and does not purport to analyze, evaluate or consider the legal effect of changes in law subsequent to the date hereof. This

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SensorMedics Corporation
Thermo Electron Corporation
June 13, 1996
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opinion is limited to the law of California and the federal law of the United
States of America.

         This opinion is solely for your benefit and may not be relied upon by any other person.

         We hereby consent to the filing of this opinion as an exhibit to Thermo Electron Corporation's Registration Statement (Registration No. 333-05179) and further consent to the reference to our firm under the caption "Legal Opinions" in the prospectus included in such Registration Statement.

                                        Very truly yours,




                                        RIORDAN & McKINZIE